Exhibit 10.1

Instructions

Restricted Stock Units

A Long Term Incentive Award

(The Agreement begins after this page)

You will be deemed to have accepted this Restricted Stock Unit award and agreed to be bound by the terms and conditions of the Notice of Grant, the Restricted Stock Unit Agreement and the Plan (as defined in such Notice) unless you inform the Company in writing that you wish to decline the Restricted Stock Unit award.

To decline the Restricted Stock Unit Award, please send written notice of your decision to decline this Restricted Stock Unit award to the Stock Plan Administrator as follows:

o	via e-email
▪	[●]
o	via inter-office mail
▪	[●]
o	or via regular mail to

[Company to provide]

In order to be effective, your written notice to decline the Restricted Stock Unit Award must be received by the Stock Plan Administrator prior to the date that is 30 days immediately following the Date of Grant set forth on the Notice of Grant and Signature Page.  The company, including its stock plan administration, will not be responsible for any delivery delay of your notice for any reason.

If you do not decline this Restricted Stock Unit award within 30 days immediately following the Date of Grant, you will be deemed to have accepted this Restricted Stock Unit award.  Should you choose to decline this grant; the grant will be updated to reflect your decision.

NOTICE OF GRANT

Congratulations, you (“Holder”) have been granted an award of restricted stock units (the “Restricted Stock Units” or “RSUs”).  Each Restricted Stock Unit represents the right to receive one share of Common Stock of Allergan plc, a public limited company organized under the laws of Ireland (the “Company”).  The Restricted Stock Unit award is subject to the terms and conditions of the Award Agreement and The Amended and Restated 2013 Incentive Award Plan of the Company, as amended from time to time (the “Plan”), which are attached hereto as Exhibits 1‑A and 1-B, respectively, and of which this Notice of Grant is a part.  By accepting (or being deemed to have accepted) the Restricted Stock Unit award (including, in the case of Holders residing outside the United States (“Foreign Holders”), the Foreign Country Appendix), you represent and warrant to the Company that you have read the Award Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix) and the Plan and agree to be bound by their terms and conditions.  Capitalized terms not otherwise defined in this Notice of Grant and Signature Page shall be as defined in the Plan and the Award Agreement.

Subject to the terms and conditions of the Award Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix) and the Plan, the terms and conditions of this Restricted Stock Unit award are set forth below:

Holder’s Name:	Target Number of RSUs Granted (the “Performance Vesting RSUs” or “RSUs”):	[●]

Date of Grant:

Award Type and Terms. This Restricted Stock Unit award is comprised of RSUs which are subject to performance conditions (as defined below) which shall determine the number of Performance Vesting RSUs eligible for vesting under the terms hereof.

At the conclusion of the Measurement Period, the Committee will determine (a) the level of achievement of each Performance Condition in accordance with the terms stated in this Notice of Grant, and (b) the Holder’s total RSUs eligible for vesting in accordance with the Vesting Period section (the “Total Vesting RSUs”).

Performance-Vesting RSUs.  Subject to the terms and restrictions of the Award Agreement and the Plan, the Performance-Vesting RSUs shall be eligible to become Total Vesting RSUs based on the level of achievement of the Performance Conditions during the Measurement Period, as set forth in Appendix 1-A to this Award Agreement.  The Total Vesting RSUs shall be determined by multiplying the Target Number of RSUs granted by the Total Vesting Percentage (as defined in Appendix 1-A to this Award Agreement).

For purposes of this Notice:

The “Measurement Period” for the Holder’s Performance Vesting RSUs will begin on January 1, 2017 (the “Performance Start Date”), and end on December 31, 2019 (the “Performance End Date”); provided that in the event of a Change in Control, the Measurement Period will be determined as set forth below.

The “Performance Conditions” that will determine the number of RSUs that become Total Vesting RSUs are (a) the Company’s Relative TSR Percentile Rank, and (b) the annual R&D Metrics for each calendar year of the Measurement Period, in each case, as set forth more fully in Appendix A-1 and measured over the Measurement Period.

The Company’s “Relative TSR Percentile Rank” means the percentile rank of the Company’s TSR relative to the TSR of the companies in the Peer Group during the Measurement Period, determined by the Compensation Committee as set forth in Appendix 1-A to this Award Agreement.

The “R&D Metrics” that will be used to determine the Company’s performance are the annual research and development milestones established at the commencement of each calendar year of the Measurement Period and communicated to the Holder by the Company; provided that the R&D Metrics for the 2017 calendar year are set forth in Appendix 1-B to this Award Agreement.

Appendix 1-A to this Award Agreement sets forth more detailed provisions regarding the calculation of the Performance Conditions and the Total Vesting RSUs.

Vesting Period.   Subject to the provisions of the Plan and this Award, the Performance-Vesting RSUs that qualify as Total Vesting RSUs shall vest ratably as follows, provided that vesting will cease upon the earlier of (a) a Termination of Employment, except as otherwise expressly stated in this Notice of Grant or the Award Agreement, or (b) Holder’s breach of any agreement with the Company: 1/2 of the Total Vesting RSUs shall vest on each of December 31, 2020 and 2021 (each, a “Vesting Date”, and any RSUs that become vested, a “Vested RSU”).  For the avoidance of doubt, any RSUs that do not become Total Vesting RSUs at the conclusion of the Measurement Period shall expire as of the conclusion of the Measurement Period without any consideration therefor.

Payment of Shares.  Any Vested RSUs will be due and payable as set forth in Section 2.7 of the Award Agreement, in Shares, subject to the provisions of Section 12(a) of the Plan.

Post-Vesting Holding Period.  Holder will not Transfer any Shares acquired upon settlement of any RSUs that vest on December 31, 2020 prior to January 1, 2022 (or, if earlier, the Holder's death), other than pursuant to the tax withholding provisions set forth in Section 3.7 of the Award Agreement. “Transfer” shall mean any transfer, sale, assignment, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest in the Shares.

Change in Control.  Notwithstanding anything else to the contrary in this Notice, any Award Agreement or any annex, exhibit or appendix to the foregoing, in the event of a Change in Control, the Measurement Period shall be deemed to have ended immediately prior to such Change in Control and the Committee shall determine the number of Total Vesting RSUs as of the effective date of such Change in Control as follows: (i) the level of achievement of the R&D Metrics for each calendar year of the Measurement Period that ended prior to the effective date of the Change in Control will be determined based on actual achievement for such calendar year, and the level of achievement of the R&D Metrics for each calendar year of the Measurement Period that has not ended prior to the effective date of the Change in Control will be deemed to have been achieved at target; and (ii) the level of achievement of Relative TSR Percentile Rank will be deemed to be the greater of (A) the Relative TSR Percentile Rank that the Company would have achieved if the Measurement Period ended on the effective date of such Change in Control, using the share price paid per share of the Company in connection with the Change in Control and not a trailing average for the Company, and (B) the Relative TSR Percentile Rank at target.  Following the Change in Control, the Total Vesting RSUs will continue to be subject to the time vesting conditions set forth in the Section entitled “Vesting Period” of this Agreement, except that the RSUs shall become immediately vested upon a Qualified Termination of the Holder’s employment by the successor employer within the two (2) year period following the date of the Change in Control.

EXHIBIT 1-A

AWARD AGREEMENT

THIS AWARD AGREEMENT, dated as of the Date of Grant appearing on the Notice of Grant hereof, is made by and between Allergan plc, a public limited company organized under the laws of Ireland (the “Company”), and the Employee, Director or Consultant whose name and signature appear on the Notice of Grant hereof (“Holder”).

WHEREAS, the Company wishes to grant to Holder an award of restricted stock units (the “Restricted Stock Units” or “RSUs”), pursuant to the terms and conditions and restrictions of the Notice of Grant, this Award Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix) and The Amended and Restated 2013 Incentive Award Plan of the Company, as amended from time to time (the terms of which are hereby incorporated by reference and made a part of this Award Agreement, the “Plan”); and

WHEREAS, it has been determined that it would be to the advantage and best interest of the Company and its shareholders to grant Holder the Restricted Stock Units as an inducement to enter into or remain in the service of the Company or its Subsidiaries and as an incentive for increased efforts during such service.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

GRANT OF RESTRICTED STOCK UNITS

Section 1.1 – Grant of Restricted Stock Units.  In consideration of the recitals, Holder’s agreement to remain in the employ or service of the Company or a Subsidiary, and for other good and valuable consideration, the Company grants to Holder an award of Restricted Stock Units as specified in the Notice of Grant upon the terms and conditions set forth in this Award Agreement (including, in the case of Foreign Holders, the Foreign Country Appendix).

Section 1.2 ‑ Consideration to the Company.  As partial consideration for the grant of the Restricted Stock Units by the Company, Holder agrees to render faithful and efficient services to the Company or a Subsidiary.  Nothing in this Award Agreement or in the Plan shall confer upon Holder any right to continue in the employ or services of the Company or any Subsidiary, or as a director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment or other agreement between Holder and the Company and any Subsidiary.

Section 1.3 ‑ Adjustments in Restricted Stock Units.  The Administrator may adjust the Restricted Stock Units in accordance with the provisions of Section 12.3 of the Plan.

ARTICLE II

Vesting and Payment OF RESTRICTED STOCK UNITS

Section 2.1 – Vesting Schedule.  Subject to Section 2.2 hereof and except as may be otherwise provided pursuant to Company policy, a valid employment agreement or otherwise, in each case as and to the extent applicable, the Restricted Stock Units will vest and become nonforfeitable with respect to each portion thereof upon satisfaction of the conditions specified in the applicable vesting schedule set forth on the Notice of Grant, subject to Holder’s continued employment or services through the applicable vesting dates, as a condition to the vesting of the applicable installment of the RSUs and the rights and benefits under this Award Agreement, except as otherwise provided in Section 2.3, 2.4 or 2.5, below.  For the avoidance of doubt, and except as otherwise provided in the event of a Change in Control, for purposes of determining the vesting date, any performance conditions will be considered to be satisfied (to the extent that they are determined to be satisfied) as of the last day of the applicable performance period.  Unless otherwise determined by the Administrator, partial employment or service, even if substantial, during any vesting period will not entitle Holder to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Employment, Consultancy or Directorship as provided in Section 2.2 hereof or under the Plan.

Section 2.2 – Forfeiture, Termination and Cancellation upon Termination of Services.  Except as may be otherwise provided pursuant to Company policy, a valid employment agreement or otherwise, in each case as and to the extent applicable, in the event of Holder’s Termination of Employment, Consultancy or Directorship, all unvested RSUs subject to this Award Agreement as of the date of such Termination shall thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Holder, or Holder’s beneficiaries or personal representatives, as the case may be, shall have no further rights hereunder.

Section 2.3 – Disability or Death.  Notwithstanding Section 2.2 and pursuant to Section 11.6(k) of the Plan, in the event of a Termination of Employment during the Measurement Period as a result of Disability, or due to the Holder’s death, the Total Vesting Stock Units that the Holder would be eligible to vest in will be deemed to be the Target Number of RSUs granted multiplied by a fraction, the numerator of which is the number of days from the beginning date of the Measurement Period through the date of such employment termination and the denominator of which is the total number of days between the grant date and December 31, 2021 (“Adjusted Vesting RSUs”). The Adjusted Vesting RSUs shall continue to vest on the Vesting Dates, as provided in the Notice of Grant. In the event of the termination of the Holder’s employment as a result of Disability, or due to the Holder’s death, subsequent to the end of the Measurement Period, the Total Vesting RSUs that the Holder would be eligible to vest in will be determined by multiplying the Total Vesting RSUs as determined following the Measurement Period pursuant to the Notice of Grant and this Award Agreement by a fraction, the numerator of which is the number of days from the beginning of the Measurement Period through the date of such termination and the denominator of which is the total number of days between the grant date and December 31, 2021.

Section 2.4  Qualified Termination.  Notwithstanding Section 2.2 and pursuant to Section 11.6(k) of the Plan, in the event of a Qualified Termination during the Measurement Period, the Total Vesting Stock Units as determined at the conclusion of the Measurement Period in accordance with the Notice of Grant and this Award Agreement, will be multiplied by a fraction, the numerator of which is the number of days from the beginning date of the Measurement Period through the date of such employment termination and the denominator of which is the total number of days between the grant date and December 31, 2021 (“Adjusted Vesting RSUs”). The Adjusted Vesting RSUs shall continue to vest on the Vesting Dates, as provided in the Notice of Grant.  In the event of the termination of the Holder’s employment as a result of a Qualified Termination subsequent to the end of the Measurement Period, the Total Vesting RSUs that the Holder would be eligible to vest in will be determined by multiplying the

Total Vesting RSUs as determined following the Measurement Period pursuant to the Notice of Grant and this Award Agreement by a fraction, the numerator of which is the number of days from the beginning of the Measurement Period through the date of such termination and the denominator of which is the total number of days between the grant date and December 31, 2021.  For all purposes hereunder, a “Qualified Termination” shall mean a Termination of Service either by the Company without “Cause”, or by the Grantee with “Good Reason”, as both terms are defined in the Grantee’s employment agreement; or, in the absence of any such employment agreement as of the termination date, as those terms are defined in the Plan.  Notwithstanding anything contained herein to the contrary, upon the mutual written agreement of the Company and the Holder, Holder’s cessation of employment shall not be considered a termination hereto if Holder continues to hold the position of a member of the Board of Directors of the Company as of the termination date, or becomes a member of the Board of Directors as of the termination date.  Any reference to termination date hereunder shall thereinafter be the date upon which Holder ceases to be a member of the Board of Directors.

Section 2.5 – Retirement.  Notwithstanding Section 2.2 and pursuant to Section 11.6(k) of the Plan, in the event of the termination of the Holder’s employment as a result of the Holder’s Retirement (as defined below) prior to the Vesting Date of any RSUs granted hereunder, the Holder shall continue to vest in the Total Vesting RSUs as determined at the conclusion of the Measurement Period in accordance with the Notice of Grant and this Award Agreement on the same schedule as if the Holder had remained employed.  For purposes of this Award Agreement, “Retirement” shall mean, with respect to any Holder, the Holder’s Termination (other than for Cause) following either the date that the Holder attains age sixty-five (65) or the date the holder attains age fifty-dive (55) and completes five (5) years of continuous employment or service with the Company or any of its Subsidiaries.

Section 2.6 – Change in Control.  Notwithstanding Sections 2.1, 2.2, 2.3, 2.4 and 2.5 and pursuant to Section 12.3(c) of the Plan and the attached Notice of Grant and Signature Page, in the event of a Change in Control, the RSUs shall vest in accordance with the provisions of the “Change in Control” section of the Notice of Grant.

Section 2.7 - Payment Upon Vesting.  Subject to Section 3.11 herein, as soon as administratively practicable following the applicable Vesting Date of any of the Restricted Stock Units, but in no event later than seventy-five (75) days after any such Vesting Date, the Company shall deliver to Holder (or any transferee permitted under the Plan) a number of shares of Common Stock equal to the number of Restricted Stock Units that vest on the applicable Vesting Date and an amount of cash with a value equal to the corresponding Dividend Equivalent Amount (as defined below) with respect to such vested Restricted Stock Units, unless such Restricted Stock Units terminate prior to the applicable Vesting Date pursuant to Section 2.2 hereof.  Alternatively, in the Company’s discretion, the vested Restricted Stock Units may be settled by delivery of: (a) a number of shares of Common Stock equal to the number of Restricted Stock Units and the corresponding Dividend Equivalent Amount that vest on the applicable Vesting Date or (b) an amount of cash with a value equal to the Fair Market Value of a number of shares of Common Stock equal to the number of Restricted Stock Units and the corresponding Dividend Equivalent Amount that vest on the applicable Vesting Date.  Notwithstanding the foregoing, in the event shares of Common Stock are otherwise payable pursuant to the preceding sentence but cannot be issued pursuant to Section 3.2 (a), (b), (c) or (d) hereof, then the shares of Common Stock shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that shares of Common Stock can again be issued in accordance with Section 3.2 (a), (b), (c) or (d) hereof; provided, however, that if the Holder is a U.S. federal taxpayer, any such delay shall apply only to the extent permissible under Section 409A of the Code.  The Administrator shall determine, in its sole discretion, the method of settlement of any fractional vested Dividend Equivalent.

Section 2.8 - Grant is Not Transferable.  Except as provided herein, Holder (and Holder’s legal representative) shall not sell, exchange, transfer, alienate, hypothecate, pledge, encumber or assign the Restricted Stock Units subject to this Award Agreement other than by will or the laws of descent and distribution, unless and until the shares of Common Stock underlying the Restricted Stock Units have been issued.  Neither the Restricted Stock Units subject to this Award Agreement nor any interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that, this Section 2.7 shall not prevent transfers subject to the consent of the Administrator, pursuant to a DRO or an analogous non-United States order or procedure.

Section 2.8 – Dividend Equivalents. Divided Equivalents will accrue on the RSUs in respect of any ordinary dividends with a dividend record date following the Date of Grant that are paid on the Common Stock during the period beginning on the Date of Grant of the RSUs and ending on the settlement date of the RSUs pursuant to Section 2.7 above (the “Accrual Period”).  The amount so credited shall be termed the “Dividend Equivalent Amount.”  The Administrator will determine, in its discretion, the time and manner in which Dividend Equivalents will be notionally credited to the Holder’s bookkeeping account during the Accrual Period and whether the Dividend Equivalent Amount will be paid to the Holder in the form of Common Stock or cash upon the settlement of the corresponding RSUs.  The Dividend Equivalent Amount will in all cases be subject to the same terms and conditions, including but not limited to those related to performance, vesting, transferability, and payment, that apply to the corresponding RSUs.  For the avoidance of doubt, the final Dividend Equivalent Amount will be adjusted based on the Total Vesting Percentage and any Dividend Equivalent Amount that accrues in respect of an RSU that does not become a Total Vesting RSU will be forfeited.

ARTICLE III

OTHER PROVISIONS

Section 3.1 - Administration.  The Administrator shall have the power to interpret the Plan and this Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules and to amend this Award Agreement, provided that the rights or obligations of Holder are not affected adversely.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Holder, the Company and all other interested persons.  No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Restricted Stock Units.

Section 3.2 - Conditions to Issuance of Stock Certificates.  Any Common Stock issuable hereunder may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company and are held as treasury shares available for re-issue.  Such shares shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any certificate or certificates (or any account or other evidence representing issuance) for shares of Common Stock or other cash, stock or other property pursuant to this Award Agreement prior to fulfillment of all of the following conditions:

(a)The admission of such shares to listing on all stock exchanges on which such class of stock is then listed, if applicable; and

(b)The completion of any registration or other qualification of such shares under any applicable law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, if applicable, or the receipt of further representations from Holder as to investment intent or completion of other actions necessary to perfect exemptions, as the Administrator shall, in its absolute discretion, deem necessary or advisable; and

(c)The obtaining of any approval or other clearance from any governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

(d)The lapse of such reasonable period of time as the Administrator may from time to time establish for reasons of administrative convenience; and

(e)The receipt by the Company of payment of any applicable withholding tax in accordance with Section 3.7.

Section 3.3 - Rights as Shareholder.  Holder shall not be, nor have any of the rights or privileges of, a shareholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the Restricted Stock Units or any shares of Common Stock issuable thereunder unless and until any such shares shall have been issued by the Company and held of record by Holder pursuant to Section 2.6.  Except as otherwise provided herein, upon the delivery of Common Stock hereunder, Holder shall have all the rights of a shareholder with respect to the Common Stock, including the right to vote the Common Stock and the right to receive all dividends or other distributions paid or made with respect to the Common Stock.

Section 3.4 - Notices.  Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to Holder shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to him.  Any notice which is required to be given to Holder shall, if Holder is then deceased, be given to Holder’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 3.4.  Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 3.5 - Titles and Construction.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.  This Award Agreement shall be administered, interpreted and enforced under the internal laws of the State of New Jersey, without regard to conflicts of laws thereof.

Section 3.6 - Conformity to Securities Laws.  Holder acknowledges that the Plan and this Award Agreement are intended to conform to the extent necessary with all provisions of all applicable laws, rules and regulations (including, but not limited to the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation the applicable exemptive conditions of Rule 16b-3) and to such approvals by any listing, regulatory or other governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Stock Units granted, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan, this Award

Agreement and the Restricted Stock Units shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 3.7 - Tax Withholding.  In the case of Employees, the Company (or a Subsidiary) shall be entitled to require payment in cash or deduction from any shares of Common Stock or cash payable under this Restricted Stock Unit award or other compensation payable to Holder of any sums required pursuant to applicable tax law to be withheld with respect to the issuance, vesting or payment of this Restricted Stock Unit award (including any Dividend Equivalents) or the shares of Common Stock or cash.  In satisfaction of the foregoing requirement, the Company shall withhold shares of Common Stock or cash payable under this Restricted Stock Unit award (including in respect of any Dividend Equivalents) and Holder hereby elects to transfer and deliver to the Company such cash or shares of Common Stock having a Fair Market Value equal to the sums required to be withheld, unless otherwise determined by the Holder and approved by a Committee consisting solely of “non-employee directors” as defined by Rule 16b-3 of the Exchange Act or the Board.  Notwithstanding any other provision of the Plan and this Award Agreement, the shares of Common Stock or cash which may be withheld with respect to the issuance, vesting or payment of this Restricted Stock Unit award (including in respect of any Dividend Equivalents) or the shares of Common Stock in order to satisfy Holder’s income taxes and payroll tax liabilities and, in the case of Foreign Holders, social insurance, with respect to the issuance, vesting or payment of this Restricted Stock Unit award (including any Dividend Equivalents) or the shares of Common Stock or cash shall be limited to the number of shares which have a Fair Market Value, or cash with a value, on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for income tax and payroll tax purposes that are applicable to such supplemental taxable income, or such other rate as may be required by applicable law, rule or regulation as determined by the Administrator.  If Common Stock is payable under this Restricted Stock Unit Award, the Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Holder or Holder’s legal representative or enter such share of Common Stock in book entry form unless and until Holder or Holder’s legal representative shall have paid or otherwise satisfied in full the amount of all taxes applicable to the taxable income of Holder resulting from the grant of the Restricted Stock Units or the issuance or vesting of shares of Common Stock.  In the case of Directors and Consultants, Holder shall be solely responsible for all applicable income and self-employment taxes and other wage deductions incurred in connection with the issuance, vesting or payment of this Restricted Stock Unit Award (including any Dividend Equivalents) or the shares of Common Stock or cash payable hereunder.  Unless required to do by applicable law, the Company shall not pay or withhold any taxes of any kind with respect to Restricted Stock Unit Awards of Directors and Consultants.

Section 3.8 – Authorization to Release Necessary Personal Information.

(a)In the case of Foreign Holders, Holder hereby authorizes and directs Holder’s employer or the entity to which Holder provides services to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding Holder’s employment or services, the nature and amount of Holder’s compensation and the fact and conditions of Holder’s participation in the Plan (including, but not limited to, Holder’s name, home address, telephone number, date of birth, social security number (or other applicable social or national identification number), salary, nationality, job title, number of shares of Common Stock held and the details of all Restricted Stock Units or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing Holder’s participation in the Plan. Holder understands that the Data may be transferred to the Company or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the grant of Restricted Stock Units under the Plan or with whom shares of Common Stock or cash acquired upon settlement of Restricted Stock Units may be deposited. Holder acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of Holder’s residence. Furthermore, Holder acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to any third parties, is necessary for Holder’s participation in the Plan.

(b)Holder may at any time withdraw the consents herein, by contacting Holder’s local human resources representative in writing. Holder further acknowledges that withdrawal of consent may affect Holder’s ability to realize benefits from the Restricted Stock Units, and Holder’s ability to participate in the Plan.

Section 3.9 -- No Entitlement or Claims for Compensation.

(a)Holder’s rights, if any, in respect of or in connection with Restricted Stock Unit or any other award is derived solely from the discretionary decision of the Company to permit Holder to participate in the Plan and to benefit from a discretionary award.  By accepting this Restricted Stock Unit award, Holder expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional awards to Holder.  This Restricted Stock Unit award is not intended to be compensation of a continuing or recurring nature, or part of Holder’s normal or expected compensation, and in no way represents any portion of Holder’s salary, compensation or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

(b)Neither the Plan nor this Restricted Stock Unit award or any other award granted under the Plan shall be deemed to give Holder a right to remain an Employee, Consultant or Director of the Company, a Subsidiary or parent or any other affiliate.  The Company and its Subsidiaries, parents and affiliates, as applicable, reserve the right to Terminate the Consultancy, Directorship or Employment of Holder, as applicable, at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment or other agreement (if any), and Holder shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, this Restricted Stock Unit award or any outstanding award that is forfeited and/or is terminated by its terms or to any future award.

Section 3.10 - Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Holder’s current or future participation in the Plan by electronic means or to request Holder’s consent to participate in the Plan by electronic means.  Holder hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 3.11 - Foreign Country Appendix.  In the case of Foreign Holders, notwithstanding any provisions in this Award Agreement, the Restricted Stock Unit award shall be subject to any special terms and conditions set forth in the Foreign Country Appendix to this Award Agreement for Holder’s country of residence.  Moreover, if Holder relocates to one of the countries included in the Foreign Country Appendix, the special terms and conditions for such country will apply to Holder, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Foreign Country Appendix constitutes part of this Award Agreement.

Section 3.12 – Section 409A. It is intended that any amounts payable under this Award Agreement and the Administrator’s and Holder’s exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury Regulations and other published guidance relating thereto) and this Award Agreement shall incorporate the terms and conditions required by Section 409A of the Code and Article X of the Plan.  In furtherance of this intent, (a) if this award constitutes or provides for a deferral of compensation subject to Section 409A of the Code, in the case of a Holder who is a specified employee, any distributions with respect to amounts payable under this Award Agreement may not be made before the date which is six months after the Holder’s Termination (or, if earlier, the date of the Holder’s death) and (b) each payment which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year.  For purposes of this Section 3.12, a Holder shall be a specified employee if such Holder is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of a corporation any stock of which is publicly traded on an established securities market or otherwise, as determined under Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulations thereunder.

Section 3.13 – Tax Reporting Information for U.S. Taxpayers.  Holder acknowledges that under the Foreign Account Tax Compliance Act (“FATCA”), Holder may be subject to certain filing requirements with his annual tax return if he is a U.S. taxpayer and the aggregate value of this holdings, which may include shares of Common Stock or rights to acquire shares (i.e., the Restricted Stock Unit award), exceeds certain thresholds (depending on his filing status).  Holder further acknowledges that he may be subject to certain additional reporting obligations under the Foreign Bank and Financial Account (FBAR) requirements if he is a U.S. taxpayer and holds assets, such as shares of Common Stock, outside the U.S.  Holder understands that significant penalties apply in the event of noncompliance with the FATCA or FBAR reporting requirements.  Holder should consult his personal tax advisor to determine whether these FATCA or FBAR reporting requirements apply to him as a result of the grant of Restricted Stock Units or the shares of Common Stock.

Section 3.14 – Agreement Not to Solicit. In consideration for this award, Holder agrees that, during Holder’s employment with the Company and for one year following Holder’s Termination of Service for any reason (the “Restricted Period”), Holder will not directly or indirectly, (i) solicit any individual who is, on the Holder’s termination date (or was, during the six (6) month period prior to such date), employed by the Company or any of its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or one of its affiliates, (ii) initiate discussions with any such employee or former employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity, or (iii) induce or attempt to induce any then current customer, any person or entity as to which Holder was personally involved, during the six (6) month period prior to the Holder’s termination date, in the Company’s efforts to secure such person or entity as a customer, or any supplier, licensee, or other business associate of the Company or any its affiliates to cease doing business with the Company or such an affiliate, or to interfere with the relationship between any such customer, person or entity, supplier, licensee, or business associate, on the one hand, and the Company or any of its affiliates, on the other hand.

ARTICLE V

DEFINITIONS

All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.  The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.